UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2013

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 Vantis, Suite 350 Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

(949) 330-4000

(Registrant’s telephone number including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                   Completion of Acquisition or Disposition of Assets.

On July 2, 2013, a wholly-owned subsidiary (“Buyer”) of Sunstone Hotel Investors, Inc. (“Company”) completed the acquisition of the 1,053-room Boston Park Plaza hotel located in Boston, Massachusetts (the “Hotel”) from a third-party seller (“Seller”), for a contractual purchase price of $250.0 million.  The acquisition was structured as a tax-deferred exchange and was funded with a combination of approximately $130.8 million of cash on hand and cash proceeds received from the sale of four hotels and a commercial laundry facility in Rochester, Minnesota in January 2013, and the assumption of a non-recourse loan secured by the Hotel having a principal outstanding balance of approximately $119.2 million as of the closing date (the “Loan”).  See Item 2.03 below, which is incorporated herein by reference.  The Hotel will continue to be managed by Highgate Hotels, L.P. pursuant to a new management agreement that has a term of ten years.

There are no material relationships between the Seller and the Buyer or the Company or any of their respective affiliates, or any director or officer of the Buyer or the Company, or any associate of any such director or officer, other than in respect to the acquisition of the Hotel.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 2, 2013, in connection with the acquisition described in Item 2.01 above, the Buyer entered into an assumption agreement, by which the Buyer assumed the Loan.  As of the closing date, the outstanding principal balance assumed under the Loan was approximately $119.2 million.  The Loan bears a fixed interest rate of 4.402% and has a maturity date of February 2018, provided that the Loan may be prepaid in whole (but not in part) without payment of any penalty or termination fee commencing on the payment date that is twenty-four months prior to the maturity date.  The Loan is secured by the Hotel and is non-recourse against the Buyer.

The Loan is also subject to customary non-recourse carveouts and environmental indemnity obligations, as well as customary default provisions, including, but not limited to, failure to pay when due any debt service payment; failure to pay principal amounts upon maturity or failure to pay other amounts owed within five days after becoming due; breach of certain representations and warranties contained in the Loan agreements; failure to comply with certain agreements or covenants contained in the Loan agreements; certain bankruptcy events; and certain material defaults under the Hotel management agreement where such defaults extend beyond the applicable cure period.

Item 9.01.                Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

With respect to the Hotel acquisition discussed above in Item 2.01, the financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but no later than 71 calendar days after the date on which this initial Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

With respect to the Hotel acquisition discussed above in Item 2.01, the financial statements required by Item 9.01(b) are currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but no later than 71 calendar days after the date on which this initial Current Report on Form 8-K is required to be filed.

(d) Exhibits.

See Exhibit Index below.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 2, 2013, announcing the acquisition of the Boston Park Plaza hotel, and the assumption of existing indebtedness in connection therewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: July 2, 2013	By:	/s/ Bryan A. Giglia
Bryan A. Giglia
(Principal Financial Officer and Duly Authorized Officer)

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